Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Boston Scientific Corporation

(Exact Name of Registrant as Specified in its Charter)

American Medical Systems Europe B.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	0.750% Notes due 2025	457(r)	€1,000,000,000	99.982%	€999,820,000	0.0000927	$102,563.36
Fees to Be Paid	Debt	1.375% Notes due 2028	457(r)	€750,000,000	99.800%	€748,500,000	0.0000927	$76,782.50
Fees to Be Paid	Debt	1.625% Notes due 2031	457(r)	€750,000,000	99.305%	€744,787,500	0.0000927	$76,401.66
Fees to Be Paid	Debt	1.875% Notes due 2034	457(r)	€500,000,000	99.752%	€493,760,000	0.0000927	$50,650.80
Fees to Be Paid	Other	Guarantees	457(n)	—	—	—	—	—	(2)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					€2,986,867,500		$306,398.32
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$306,398.32

(1) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a Euro-to-U.S. dollar exchange rate of €1 to $1.1066 as of March 3, 2022 as reported on Bloomberg.

(2) No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate filing fee is required.